Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 28, 2017 with respect to the financial statements of Principal Life Insurance Company Separate Account B, (2) dated April 25, 2017 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated April 25, 2017 with respect to the financial statement schedules of Principal Life Insurance Company, in Post-Effective Amendment No. 34 to the Registration Statement (Form N-4, No. 333-116220) of Principal Life Insurance Company Separate Account B and the related prospectus of the Principal Investment Plus Variable Annuity Contract.

/s/Ernst & Young LLP

Des Moines, Iowa
April 28, 2017